Exhibit 26(l)

Opinion and Consent of Lorne Schinbein as to Actuarial

Matters Pertaining to the Securities Being Registered

WRL LETTERHEAD

April 10, 2008

Western Reserve Life Assurance Co. of Ohio

570 Carillon Parkway

St. Petersburg, FL 33716

RE:	WRL Series Life Account
WRL ForLife
File Nos. 333-135005/811-4420

To The Board of Directors:

This opinion is furnished in connection with the filing by Western Reserve Life Assurance Co. of Ohio (“Western Reserve”) of Post-Effective Amendment No. 3 (the “Amendment”) to the Registration Statement on Form N-6 for the WRL ForLife, a flexible premium variable life insurance policy ("Policy").

The forms of the Policy were prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereof.

In my opinion:
1)

the illustrations of death benefits, cash values, and net surrender values included in Appendix C to the Prospectus are consistent with the provisions of the Policy and Western Reserve’s administrative procedures;

2)

the rate structure of the Policy has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for other prospective purchasers with different assumptions; and

3)	the illustrations represent a rating classification, premium payment amount, and issue age that are reasonably expected to be representative of Policies to be sold.

I hereby consent to use of this opinion as an exhibit to the Amendment and to the reference to my name under the heading "Experts" in the Statement of Additional Information.

This document is intended exclusively for the purpose of documenting the above-stated opinion on the Appendix C illustrations and the above stated consents. This document may not be appropriate for other purposes.

Very truly yours,

/s/ Lorne Schinbein

Lorne Schinbein

Senior Vice President and Managing Actuary